EXHIBIT 23.2

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) to be filed on or about March 13, 2015 pertaining to the Spectrum Pharmaceuticals, Inc. 2009 Incentive Award Plan of our report dated March 13, 2015, with respect to the December 31, 2013 consolidated financial statements of Spectrum Pharmaceuticals, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Irvine, California
March 13, 2015